Exhibit 99.1

CONTACT:	Investor Contact:	Media Contact:
	Lori Barker Padon	Mike Wong
	(408) 542-0585	(408) 548-0223

SANDISK ANNOUNCES SECOND QUARTER RESULTS

•	Revenue of $515 million up 19% year-over-year

•	Net Income of $70 million; EPS $0.37

•	Record License and Royalty Revenues of $61 million

•	Megabytes sold up 205% year over year; Strong Demand for High Capacity Cards

SUNNYVALE, CA, July 21, 2005 — SanDisk® Corporation (NASDAQ:SNDK), the world’s largest supplier of flash storage card products, today announced results for the second quarter ended July 3, 2005. Second quarter revenues increased 19% on a year-over-year basis to $515 million and increased 14% compared to the first quarter of 2005. Second quarter net income, which included $27 million from our portion of Fab 3 development costs, was $70.5 million compared to $70.6 million in the second quarter of 2004. Fully diluted earnings per share were $0.37, compared with $0.38 in the second quarter of 2004.

“We are very pleased with our second quarter results,” said Eli Harari, SanDisk CEO. “SanDisk gained U.S. retail market share, and demand for high capacity cards grew at a surprisingly fast pace to an average retail card capacity of 496 megabytes. Demand for 1 gigabyte and higher capacity cards has been strong for the gaming market and our premium Ultra and Extreme lines. OEM bookings are robust, primarily from handset manufacturers that are bundling high capacity cards with new handsets that support music, video and higher megapixel cameras. We believe this trend may be a positive precursor for the long awaited handset card market acceleration in 2006. During the second quarter, we made steady progress towards qualifying our new 70-nanometer 8 gigabit NAND/MLC chip. We expect to complete internal qualification and start production of this highly cost-effective chip in the third quarter and reach volume output in the fourth quarter — in time for the anticipated increase in demand for high capacity cards for year-end holiday sales. We firmly believe that our 2005 investments in advanced technology and in large-scale 300 millimeter NAND/MLC fab capacity, coupled with our valuable IP assets and our strong balance sheet, position SanDisk well for 2006.”

Financial Results and Highlights

•	Product revenue was $454 million in the second quarter, up 16% year-over-year and 14% sequentially.

•	Revenue from license and royalties increased to a record $61 million, up 46% year-over-year and 19% sequentially.

•	Megabytes sold in the second quarter were a record and increased 205% year-over-year and were up 39% from the first quarter of 2005.

•	Average density per card sold in retail was 496 megabytes, up 126% from the second quarter of 2004 and up 21% sequentially.

•	Average price per megabyte sold in the second quarter declined 18% sequentially and 62% from the second quarter of 2004. Migration to higher card capacities contributed to the quarterly decline.

•	Total gross margin was 42% of revenues compared to 41% in the second quarter of 2004 and 44% in the first quarter of 2005.

•	Product gross margin was 34% compared to 35% in the second quarter of 2004 and the record 37% in the first quarter of 2005.

•	Operating income was $106 million and 21% of revenue compared to $110 million and 25% of revenue in the second quarter of 2004 and $114 million and 25% of revenue in the first quarter of 2005. Fab development costs included in R&D were $27 million in the second quarter compared to $13 million in the first quarter of 2005.

•	Cash flow from operations was $59 million compared to $8 million in the second quarter of 2004 and total cash and short-term cash investments increased to $1.45 billion.

Scheduled Interviews
SanDisk Corporation President and Chief Executive Officer, Eli Harari, is scheduled to appear on CNBC’s “Squawk Box”, July 22, 2005 at approximately 5:40 a.m. PDT. Judy Bruner, SanDisk’s Executive Vice President, Administration and CFO is scheduled to appear on Bloomberg TV’s “Market Line”, July 22, 2005 at approximately 10:45 p.m. PDT.

Conference Call
SanDisk’s second quarter 2005 conference call is scheduled for 2:00 p.m. PDT, Thursday, July 21, 2005. The conference call will be web cast by CCBN and can be accessed live, and throughout the quarter, at SanDisk’s website at www.sandisk.com/IR and at www.streetevents.com for registered streetevents.com users. To participate in the call via telephone, the dial in number is (913) 981-5584. The call will also be available by telephone replay through Monday, July 25, 2005, by dialing (719) 457-0820 and entering the pass code 5024005. A copy of this press release will be filed with the Securities and Exchange Commission on a current report on Form 8-K and will be posted to our website prior to the conference call.

Forward-Looking Statements
This news release contains certain forward-looking statements, including statements about our business outlook, expectations for new product introductions, production schedules, market growth rates and customers and scheduled appearances by certain of our executives that are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate and may significantly and adversely affect our business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: slower than expected growth in market demand for our products or a slower adoption rate for these products in current and new markets that we are targeting, slower than expected expansion of our global sales channels, fluctuations in operating results, unexpected yield variances and longer than expected low yields and other possible delays related to our conversion to 70-nanometer NAND flash technology or the ramp-up of the new 300-millimeter flash fabrication facility, unexpected delays in qualification, initial production or the ramp-up of volume production of our new 70-nanometer 8 gigabit NAND/MLC chip, any interruption of or delay in supply from any of the semiconductor manufacturing facilities that supply products to us, our inability to make additional planned smaller geometry conversions in a timely manner, future average selling price erosion that may be more severe than our expectations due to decreased demand or possible excess industry capacity of flash memory either from existing suppliers or from new competitors, price increases from non-captive flash memory sources and third-party subcontractors, higher than expected operating expenses, higher than anticipated capital equipment expenditures, adverse global economic and geo-political conditions, including adverse currency exchange rates and acts of terror, the timely development, internal qualification and customer acceptance of new products that are based on 70-nanometer NAND technology, fluctuations in license and royalty revenues, business interruption due to earthquakes or other natural disasters, particularly in areas in the Pacific Rim and Japan where we manufacture and assemble products, scheduled appearances by our executives could be cancelled or delayed by us or the network, and the other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10-K for the year ended January 2, 2005 and our quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. We do not intend to update the information contained in this release.
About SanDisk
SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.

www.sandisk.com

SanDisk is a trademark of SanDisk Corporation, registered in the United States and other countries.

SanDisk Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Year to Date Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Revenues:
Product	$453,762	$391,327	$853,441	$730,106
License and royalty	61,134	41,961	112,430	90,112

Total revenue	514,896	433,288	965,871	820,218

Cost of product revenues	300,797	254,635	551,985	485,647

Gross profits	214,099	178,653	413,886	334,571

Operating expenses:
Research and development	61,404	32,468	107,351	59,230
Sales and marketing	27,034	24,942	51,631	44,603
General and administrative	19,617	10,912	35,341	21,848

Total operating expenses	108,055	68,322	194,323	125,681

Operating income	106,044	110,331	219,563	208,890

Total other income (expense)	5,854	1,981	10,615	4,371

Income before taxes	111,898	112,312	230,178	213,261

Provision for income taxes	41,402	41,701	85,166	79,082

Net income	$70,496	$70,611	$145,012	$134,179

Net income per share calculation:
Net income used in computing basic net income per share	$70,496	$70,611	$145,012	$134,179
Tax-effected interest and bond amortization costs related to convertible subordinated notes	0	1,208	0	2,410

Net income used in computing diluted net income per share	$70,496	$71,819	$145,012	$136,589

Shares used in computing net income per share
Basic	181,469	161,756	181,050	161,481
Diluted	190,256	188,745	190,127	189,100

Net income per share
Basic	$0.39	$0.44	$0.80	$0.83
Diluted	$0.37	$0.38	$0.76	$0.72

SanDisk Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	July 3, 2005	April 3, 2005	January 2, 2005*
	(unaudited)	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$581,089	$571,805	$463,795
Short-term investments	870,531	842,095	859,175
Investment in foundries	19,569	18,448	20,398
Accounts receivable, net	242,498	208,810	194,535
Inventories	229,593	223,783	196,422
Deferred tax asset	91,744	92,746	83,150
Other current assets	80,439	23,839	62,653

Total current assets	2,115,463	1,981,526	1,880,128

Property and equipment, net	177,341	166,079	147,231
Investment in foundries	7,900	11,557	14,377
Investment in FlashVision	168,349	172,493	178,681
Investment in FlashPartners	21,927	23,272	24,192
Deferred tax asset	9,265	6,696	1,861
Notes receivable, Flash Vision	53,277	55,504	35,413
Other non-current assets	33,139	32,937	38,297

Total Assets	$2,586,661	$2,450,064	$2,320,180

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$113,105	$94,482	$82,974
Accounts payable to related parties	63,311	64,500	48,115
Accrued payroll and related expenses	32,390	25,579	41,785
Income taxes payable	28,406	45,868	39,139
Research and development liability, related party	6,300	6,149	5,549
Other current accrued liabilities	41,356	33,178	45,584
Deferred income on shipments to distributors and retailers and deferred revenue	176,532	130,326	90,307

Total current liabilities	461,400	400,082	353,453

Deferred tax liability	5,619	6,131	—
Deferred revenue and non-current liabilities	16,613	18,217	26,577

Total Liabilities	483,632	424,430	380,030

Commitments and contingencies

Stockholders’ Equity:
Common stock	1,431,640	1,423,255	1,406,553
Retained earnings	665,252	594,756	520,240
Accumulated other comprehensive income	11,056	12,640	18,893
Deferred compensation	(4,919)	(5,017)	(5,536)

Total stockholders’ equity	2,103,029	2,025,634	1,940,150

Total Liabilities and Stockholders’ Equity	$2,586,661	$2,450,064	$2,320,180

*	Information derived from the audited Consolidated Financial Statements.

SanDisk Corporation
Condensed Consolidated Comparative Statement of Cash Flows
June 2005
(in thousands, unaudited)

	Three months ended		Six months ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Cash flows from operating activities:
Net income	70,496	70,611	145,012	134,179
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred taxes	(12)	517	1,076	517
Loss (gain) investment in foundries	5,224	(22)	9,253	551
Depreciation and amortization	14,951	8,603	29,413	16,602
Provision for doubtful accounts	(163)	589	(163)	2,270
FlashVision wafer cost adjustment	(1,684)	(320)	(2,171)	(641)
Other non-cash charges	3,595	1,349	5,514	961
Changes in operating assets and liabilities:
Accounts receivable	(33,525)	(63,971)	(47,800)	(16,851)
Inventories	(5,810)	(3,777)	(33,171)	(46,591)
Other current assets	(53,787)	(29,860)	(12,175)	(2,107)
Other non-current assets	(3,295)	3,265	(3,066)	4,359
Accounts payable	18,624	1,484	30,132	(9,907)
Accrued payroll and related expenses	6,811	10,199	(9,395)	285
Income taxes receivable/payable	(13,810)	(17,215)	(13,900)	(28,146)
Accounts payable, related party	(1,038)	5,219	15,947	8,170
Other current accrued liabilities	8,178	(1,541)	(4,228)	211
Deferred income on shipments and deferred revenue	44,602	22,464	83,017	19,766
Other non-current liabilities	(156)	776	182	776

Total adjustments	(11,295)	(62,241)	48,465	(49,775)

Net cash provided by operating activities	59,201	8,370	193,477	84,404

Cash flows from investing activities:
Purchases of short term investments	(156,384)	(403,130)	(295,582)	(644,407)
Proceeds from sale of short term investments	128,158	289,913	281,608	482,070
Acquisition of capital equipment, net	(26,067)	(20,408)	(56,218)	(29,818)
Notes receivable from FlashVision	0	0	(22,222)	(21,637)

Net cash used in investing activities	(54,293)	(133,625)	(92,414)	(213,792)

Cash from Financing activities
Employee stock programs	4,581	2,858	15,853	8,873

Net cash provided by financing activities	4,581	2,858	15,853	8,873

Effect of changes in foreign currency exchange rates on cash	(205)	0	378	0
Net increase (decrease) in cash and cash equivalents	9,284	(122,397)	117,294	(120,515)
Cash and cash equivalents at beginning of period	571,805	736,361	463,795	734,479

Cash and cash equivalents at end of period	581,089	613,964	581,089	613,964